SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 22, 2004

PS BUSINESS PARKS, INC.

(Exact name of registrant as specified in its charter)

California (State or Other Jurisdiction of Incorporation)	1-10709 (Commission File Number)	95-4300881 (I.R.S. Employer Identification Number)

701 Western Avenue, Glendale, California 91201-2397

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 244-8080

N/A

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1 Press release dated January 22, 2004.

Item 9. Regulation FD Disclosure

On January 22, 2004, the Company announced the tax treatment of the Company's 2003 dividends. The Company is attaching the press release as Exhibit 99.1 to this Current Report on Form 8-K. The information included pursuant to this Item 9 (including the exhibits) shall not be deemed to be incorporated by reference into any filing made by the Company pursuant to the Securities Act of 1933, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PS BUSINESS PARKS, INC.

Date: January 22, 2004
By: /s/ Edward A. Stokx
Edward A. Stokx
Chief Financial Officer

News Release

PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com

For Release:     Immediately
Date:                 January 22, 2004
Contact:           Mr. Ed Stokx
                          (818)244-8080, Ext. 649

PS Business Parks, Inc. Announces Tax Treatment of 2003 Dividends

GLENDALE, California - PS Business Parks, Inc. (AMEX: PSB) announced today the tax treatment of the Company's 2003 dividends. For the tax year ended December 31, 2003, distributions for the common stock and all the various series of preferred stocks were classified as follows:

	2003
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Ordinary Income	91.60%	85.93%	100.00%	100.00%

Pre May 6th Long-Term Capital Gain	8.40%	14.07%	0.00%	0.00%

Total	100.00%	100.00%	100.00%	100.00%

A percentage of the long-term capital gain is unrecaptured section 1250 gain for the first and second quarters of 2003 as follows:

	2003 Percentage of Total Long-Term Capital Gain Distribution
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Unrecaptured Section 1250 Gain	4.18%	87.20%	0.00%	0.00%

For corporate shareholders a portion of the total long-term capital gain is required to be recaptured as ordinary income. For the first and second quarters of 2003 the percentages are as follows:

	2003 Percentage of Total Long-Term Capital Gain Distribution
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
IRC §291 Recapture	.84%	17.44%	0.00%	0.00%

Alternative Minimum Tax

Alternative minimum tax adjustments are to be apportioned between a real estate investment trust (“REIT”) and its shareholders under Internal Revenue Code Section 59(d). Although regulations have not yet been issued under that provision, based on regulations issued pursuant to a similar provision of prior law and the legislative history of the current provision, it appears that such alternative minimum tax adjustments are to be apportioned to a REIT’s shareholders to the extent that the REIT distributes its regular taxable income. It is the Company’s policy to distribute all of its regular taxable income and accordingly, all of the Company’s alternative minimum tax adjustments are being apportioned to the Company’s shareholders.

The Company has determined that 11.91% of each distribution to it shareholders for the tax year ended December 31, 2003 consists of alternative minimum tax adjustments (i.e., for each $1 of dividend reportable by a shareholder, 11.91¢ represents an alternative minimum tax adjustment). To determine your share of the Company’s alternative minimum tax adjustments, multiply the aggregate dollar amount of your reportable 2003 dividends from the Company (the sum of the amounts shown in Boxes 1a and 2a of the Company’s 2003 Form 1099-DIV) times 11.91%.

If you are an individual, please refer to Internal Revenue Service Form 6251, Alternative Minimum Tax-Individuals. Your share of alternative minimum tax adjustments should be input as a positive amount in Part I, Line 17 (depreciation on assets placed in service after 1986). If you are a corporation, please refer to Internal Revenue Service Form 4626, Alternative Minimum Tax-Corporations. Your share of alternative minimum tax adjustments should be input as a positive amount in Line 2, letter “a” (depreciation of post-1986 property).

If you have questions, please consult your tax advisor for further guidance.

Company Information

PSB is a self-advised and self-managed equity real estate investment trust specializing in the ownership, management, acquisition, development and redevelopment of business parks containing principally office “flex” space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit an almost limitless number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse under one roof). As of December 31, 2003, PSB owns approximately 18.4 million net rentable square feet with approximately 3,700 customers located in 8 states, concentrated primarily in California (4,967,000 sq. ft.), Florida (3,350,000 sq. ft.), Texas (2,983,000 sq. ft.), Oregon (1,973,000 sq. ft.),Virginia (2,621,000 sq. ft.) and Maryland (1,769,000 sq. ft.).